Exhibit 99.1

Ampio Pharmaceuticals Expands Business Development Capabilities with the hiring of Deborah Knobelman, Ph.D. as Chief Business Officer

GREENWOOD VILLAGE, CO., August 22, 2011 — Ampio Pharmaceuticals, Inc. (NASDAQ:AMPE - News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced that Deborah Knobelman, Ph.D., has joined the management team as Chief Business Officer (CBO) reporting directly to Ampio CEO, Don Wingerter.

Prior to joining Ampio, Dr. Knobelman spent three years at Pfizer, most recently as Director of Strategy and Analytics for Pfizer’s Primary Care product portfolio. From 2000 to 2007, Dr. Knobelman worked on Wall Street as an Equity Research Analyst covering the Specialty Pharmaceuticals sector for several investment banks, including JPMorgan and Piper Jaffray. Dr. Knobelman received a bachelor’s degree with Distinction in Chemistry from Duke University and a Ph.D. in Pharmacology from the University of Pennsylvania.

Mr. Wingerter noted that Dr. Knobelman brings important knowledge and skills to the Ampio Team. “As a Wall Street analyst, Dr. Knobelman performed in depth due diligence on pharmaceutical and biotech companies and their drug portfolios and assessed appropriate valuations. With Pfizer, she identified and honed strategies optimizing the sales of many of Pfizer’s most important products. We are now executing a business strategy to commercialize ZertaneTM, our sexual dysfunction drug that recently successfully completed Phase III trials and are nearing completion of clinical trials for both the re-purposed drug OptinaTM , an orally administered treatment of diabetic macular edema and diabetic retinopathy, and AmpionTM , a natural molecule with anti-inflammatory and anti-autoimmune properties now being tested in patients suffering from osteo-arthritis. Dr. Knobelman’s experience and leadership will improve our team’s ability to optimize the value arising from these drugs, other clinical trials soon to be initiated, and the many drug compounds in our product portfolio under preclinical development”.

Dr. Knobelman remarked, “I am very excited about the opportunity to join Ampio. The company possesses a remarkable portfolio of products targeting major markets. With the results of several clinical trials expected before the end of this year, I feel very fortunate to be in position where I can have a major impact on bringing the full value of these products to shareholders.”

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000